SCHEDULE 14A INFORMATION
  Proxy Statement Pursuant to Section 14(a) of the Securities
                      Exchange Act of 1934
                      (Amendment No.    )


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[   ]      Definitive Proxy Statement

[   ]      Definitive Additional Materials

[   ]      Soliciting Material Pursuant to Rule 14a-11(c) or Rule
14a-12

    Decade Companies Income Properties A Limited Partnership
        (Name of Registrant as Specified In Its Charter)

              ___________________________________
           (Name of Person(s) Filing Proxy Statement,
                   if Other Than Registrant)

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		      [Partnership Letterhead]

March __, 2003

Re:  Decade Companies Income Properties ("DCIP")

Dear Limited Partner:

Enclosed you will find a proxy statement relating to (1) the approval of certain actions already taken by the General Partner and investments made by DCIP and (2) the adoption of certain proposed amendments to the DCIP Partnership Agreement. We request your vote for both of these matters.

The approval and proposed amendments are designed to authorize DCIP to set aside proceeds generated from the January 31, 2002 sale of one of the Partnership's properties, The Meadows II Apartments, to invest some of the available cash in an entity that purchases or issues mortgage notes or other debt instruments in connection with real estate owned by DCIP. The General Partner has already taken such actions and seeks your approval of this investment. The proposed amendments will amend the Partnership Agreement and affect the holders as described in the following proxy statement, which you should read carefully.

The General Partner recommends the ratification of the approval and the adoption of the proposed amendments because they provide the opportunity to invest its funds in additional equity investments and approve steps and actions taken by the General Partner to better protect an investment of Partnership funds. Please review the risk factors on page ___ before voting.

The enclosed proxy statement contains a more complete description of the terms of the approval and proposed amendments and other important information, including any possible negative effects the approval and proposed amendments may have on limited partners. You are urged to read the proxy statement carefully.

Voting only takes a few minutes please respond promptly.  The
General Partner proposes these amendments to the Partnership
Agreement and recommends that you vote for them.

Please complete and return your Consents in the enclosed self-addressed postage paid envelope as soon as possible to DCIP.

Very truly yours,



Michael G. Sweet
Partnership Manager

MS
Enclosure

   DECADE COMPANIES INCOME PROPERTIES, A LIMITED PARTNERSHIP

                        PROXY STATEMENT

INTRODUCTION

This Proxy Statement is being distributed on or about March __, 2003 in connection with (1) the approval of certain actions already taken by the General Partner described in this Proxy Statement (the "Approval"), and (2) the adoption of certain proposed amendments to Sections 3.49, 7.2, 7.3 and 7.4 to Decade Companies Income Properties' (the "Partnership" or "DCIP") Partnership Agreement (the "Proposed Amendments"). This Proxy Statement is being sent to all limited partners of the Partnership as of March __, 2003. As of that date, there were approximately 10,261.51 Partnership Interests ("Interests") outstanding.

The Approval and the Proposed Amendments are designed to ratify the General Partner's action of investing cash generated from the January 31, 2002 sale of The Meadows II Apartments ("The Meadows II") into a limited liability company that purchases or issues mortgage notes or other debt instruments in connection with real estate owned by DCIP and to allow DCIP to make similar investments in the future. If adopted, the proposed amendments will amend the Partnership Agreement and affect the limited partners as described elsewhere in this Proxy Statement, which you should read carefully. The General Partner requests you vote in favor of both of these proposals by marking the box adjacent to "For" on the Consent form attached to this Proxy Statement.

The Partnership requests that you complete and return the enclosed Consent (an extra copy is enclosed) at your first convenience to:

     Decade Companies Income Properties A Limited Partnership
     N19 W24130 Riverwood Drive, Suite 100
     Waukesha, WI 53188

VOTING MATTERS

The Approval and Proposed Amendments will become immediately effective once the Partnership receives Consents voting in favor by a majority of the then outstanding Interests (and not revoked by holders). The enclosed Consent is the ballot you must use to cast your vote. You should mark the box adjacent to each proposal indicating your vote "For" or "Against" the Approval and Proposed Amendments or desire to "Abstain" from the vote. If the Approval and Proposed Amendments are adopted, we will notify you.

Interests represented by duly executed Consents will be voted or not voted in accordance with the instructions contained on the Consents. If no instruction is provided for on your executed Consent, your Interests will be voted in favor of the Approval and Proposed Amendments. The cost of this solicitation of Consents is being borne by the Partnership.

This solicitation of Consents will expire at 11:59 p.m. Central Time on the earlier to occur of the following dates (the "Expiration Date"): (i) April 30, 2003 or such later date to which the Partnership extends the solicitation; or (ii) the date upon which the Partnership receives Consents totaling a majority of the then outstanding Interests.

Under Section 14.1 of the Partnership's Partnership Agreement, approval of both matters requires the affirmative vote of a majority of Interests and consent of the General Partner (which has been received). As of March __, 2003, approximately 428 limited partners hold 10,261.51 Interests, and, therefore, the affirmative vote of approximately 5,131 Interests is required. Jeffrey Keierleber, an individual General Partner in Decade Companies, directly and indirectly, currently holds 6,639.067 Interests (approximately 64.7% of the outstanding Interests) and intends to vote for adoption of the Proposed Amendments and the Approval. Mr. Keierleber holds enough Interests to provide for an affirmative vote of a majority of the Interests and upon his execution of the Consent, the Approval will be ratified and the Proposed Amendments will be adopted. Michael G. Sweet, an officer in Decade 80, Inc., a General Partner of Decade Companies, and Partnership Manager, holds 8.05 Interests and also intends to vote for the Proposed Amendments. In the last two years, Jeffrey Keierleber has purchased 3,876.267 Interests and Michael G. Sweet has not purchased any Interests. Neither Jeffrey Keierleber nor Michael G. Sweet has sold any Interests in the last two years and neither are a party to any contract, arrangement or understanding with respect to any Interests.

Each limited partner is entitled to one vote for each Interest held of record by such holder. No meeting of the limited partners is required or will be held and the General Partner intends to accept Consents until the Expiration Date. The Partnership is not required to and has not had annual meetings of the limited partners.

All questions as to the validity, form, eligibility (including time of receipt), acceptance and revocation of a Consent, and the interpretation of the terms and conditions of this solicitation of Consents, will be determined by the General Partner, whose determination will be final and binding.

REVOCABILITY OF CONSENT

You may revoke your Consent at any time before the Expiration Date by sending notice of your intent to revoke your Consent to the Partnership at:

     Decade Companies Income Properties A Limited Partnership
     N19 W24130 Riverwood Drive, Suite 100
     Waukesha, WI  53188-1131

DISSENTERS' RIGHTS

There are no dissenters' rights for limited partners who disagree with the adoption of the Proposed Amendments or who do not wish to ratify the Approval.

BACKGROUND

Partnership Opportunity to Purchase Properties

On January 31, 2002, the Partnership sold The Meadows II.  Under
Section 1031 of the Internal Revenue Code (the "Section 1031 Exchange Rule"), the Partnership had until July 30, 2002 to reinvest the proceeds of that sale into another piece of real property. Otherwise, the partners would have to pay federal income tax on the gain realized from the sale of The Meadows II. The General Partner then began a search for a replacement property.

The General Partner identified an opportunity to purchase two pieces of real estate with office buildings consisting of approximately 166,000 (total combined) rentable square feet, located in Florida.

The first of these buildings, The Spectrum Building ("Spectrum"), is located at 900 Winderly Place in the Maitland Center office park in Maitland, Orange County, Florida. Spectrum is a two-story, 125,098 square foot (with approximately 113,000 rentable square feet) atrium-style office building, which was built in 1986. The land area is approximately 9.28 acres and consists of approximately 409 grade level parking spaces. The Maitland Center office park is adjacent to Interstate 4, a major freeway. Occupancy was approximately 41% on July 30, 2002, and it varies from time to time, often significantly. Spectrum was owned by ABR Spectrum, Ltd. ("ABR Spectrum"), a Florida limited partnership, an unaffiliated party. Spectrum was independently appraised at an estimated market value of $12,050,000 as of July 1, 1997.

The second building, Plymouth Plaza ("Plymouth"), is located at 26750 U.S. 19 North in the North Pinellas office submarket in Clearwater, Pinellas County, Florida. Plymouth is a five-story, 53,723 rentable square foot office building. The building includes a 354 car, five level parking garage and 47 surface spaces. The property has access from Countryside Boulevard and U.S. 19 service road. Occupancy was approximately 79% on July 30, 2002, and it varies from time to time. Plymouth was owned by ABR Plymouth Plaza, Ltd. ("ABR Plymouth"), a Florida limited partnership, an unaffiliated party. Plymouth was independently appraised at an estimated market value of $4,800,000 as of July 1, 1997.

Spectrum and Plymouth are hereinafter collectively referred to as
the "Properties."    ABR Spectrum and ABR Plymouth are hereinafter
collectively referred to as the "Sellers." There is no material relationship between the Sellers and the Partnership or any of the Partnership's affiliates, any general partner, director or officer of the Partnership, or any associate of any such general partner, director or officer. More information on these properties is included in our securities filings.

The General Partner believed that the Partnership would be able to purchase the Properties on very attractive terms. The General Partner therefore began to take steps to purchase the Properties so that the Partnership would be able to reinvest the proceeds from the sale of The Meadows II by the deadline imposed by the tax laws.

General Partner's Decision to Purchase the Properties

Both Properties were encumbered by a nonrecourse first mortgage (the "Mortgage"), which secured a note in the amount of approximately $10.08 million (the "Note"). The Note contained some unattractive terms, as described more fully below, one of which was a provision that accelerated payment of all amounts due under the
Note in the event the Properties were transferred to a third party. The General Partner thus needed to obtain the consent of the mortgage holder/lender (the "Lender") in order to purchase the Properties unless DCIP was willing to pay off the Note at the time of purchase and pay a substantial prepayment penalty as more fully described herein.

The General Partner negotiated with the Lender in order to obtain the Lender's consent to the transfer the Properties. During discussions between the Lender and General Partner, the Lender indicated a willingness to work with the Partnership or its affiliates to achieve a mutually satisfactory result if the Partnership purchased the Properties. However, the Lender had not actually consented to the transfer of the Properties to the Partnership as of the July 2002 closing date.

Given that: (i) the General Partner was under a time constraint to reinvest the proceeds from the sale of The Meadows II into real estate by July 30, 2002 in order to avoid negative tax consequences to the partners as described above; (ii) the General Partner had no other realistic prospects, other than the Properties, for purchasing real estate that would have a closing date on or before July 30, 2002; and (iii) the Lender indicated a willingness to work with the Partnership concerning the transfer of the Properties to the Partnership, the General Partner decided to purchase the Properties, subject to the Note, without the Lender's approval of the transaction.

While purchasing the Properties without the Lender's consent would leave the Partnership exposed to the possibility that the Lender would accelerate the approximately $10.08 million due under the Note, the General Partner had no reason to believe that the Lender would actually enforce the acceleration provision of the Note and demand full payment upon the transfer of the Properties. The General Partner believed that the Lender was acting in good faith when the Lender indicated a willingness to work with the Partnership, and the General Partner sincerely believed that the Lender and the Partnership would be able to work out a mutually beneficial arrangement.

The Purchase of the Properties and Closing

The outstanding principal balance of the Note was approximately $10.08 million. For income tax considerations related to preserving the benefits of the Section 1031 Exchange Rule to the extent possible, the Partnership needed to reduce the balance of the Note from approximately $10.08 million to approximately $8.8 million, which amount is equal to the balance of the mortgage liability of The Meadows II. Accordingly, the Partnership earmarked approximately $1.28 million in cash to be paid down on the Note. This amount was committed to the Lender on July 22, 2002 and would leave the Partnership approximately $4.2 million of sale proceeds from The Meadows II. On July 30, 2002, the Partnership closed its transaction with Sellers.

The former owner of Plymouth retained approximately 4.5 acres of vacant land adjacent to Plymouth. The Partnership agreed to enter into a lease agreement with the owner of the vacant parcel for parking privileges in the parking garage owned by the Partnership.

The Partnership did not pay an acquisition fee to the General Partner, or any affiliate, in connection with its acquisition of the Properties or assumption of the Mortgage (such as real estate commissions, selection fees or development fees). The Sellers also did not pay a fee to the General Partner, or any affiliate, in connection with the transaction. However, the Partnership incurred a real estate commission payable to an unaffiliated broker in the amount of $150,000.

The Properties were used by the Sellers as commercial office buildings, and the Partnership intends to continue such use.

Lender Agrees to Sell Note

The Note was secured by both Properties, and the Lender was not willing to release a portion of the collateral consisting of the
4.5 acres adjacent to Plymouth that the Seller desired to retain.

The Partnership offered to reduce the outstanding principal balance of the Note by approximately $1.28 million (from $10.08 million to $8.8 million) to compensate for the requested release of the 4.5 acres. However, the Lender was not willing to accept a partial payment of the outstanding loan balance. The terms of the Note provided for prepayment in full, but not in part, on the first day of any calendar month, upon 90 days prior notice to the Lender and upon payment in full of all amounts payable under the loan documents, which would include a Prepayment Premium (that is, a prepayment penalty). The Prepayment Premium was estimated under a yield maintenance formula to be approximately $2.1 million as of the July 30, 2003 closing date.

After additional negotiations, the Lender agreed to sell the Note to the Partnership or an affiliate and accept a Prepayment Premium of $302,372, which equaled 3% of the outstanding principal balance of the Note.

Formation of Decade Mortgage Loan Partners LLC

After earmarking approximately $1.28 million to pay down the Note, the Partnership needed approximately $8.8 million in additional funds by August 29, 2002, to retire the Note.

The Partnership did not want to reduce the Note below $8.8 million to avoid relief of liability issues for the income tax purposes of the limited partners. (See "Certain Tax Considerations: Use of Cash Reserves to Reduce Principal - Effect on Adjusted Basis of Limited Partners in Partnership Interests; Gain Recognized by Limited Partners"). Accordingly, the Partnership did not use the $4.2 million of cash generated from the sale of The Meadows II to further reduce the Note.

The Partnership did not have sufficient cash reserves to purchase and retire the Note by itself. Initially, the General Partner sought financial assistance from its traditional lenders. However, time constraints prevented the bank from participating in the purchase of the Note from the Lender, because the bank's underwriting procedures would not be able to meet the Partnership's time constraints mentioned above.

Therefore, the General Partner determined that it was in the best interests of the Partnership to create an affiliated limited liability company, which would provide the capital necessary to purchase the Note. The General Partner thus created Decade Mortgage Loan Partners LLC ("DMLP") to purchase the Note and the Mortgage on the Properties from the Lender.

The General Partner considered having only affiliates of the Partnership and the General Partner invest in DMLP, but the General Partner determined that it was in the best interest of the Partnership and the limited partners to have the Partnership also invest in DMLP because of the expected returns. Although the General Partner knew such investment was not expressly authorized by the Partnership Agreement, the General Partner believed that the investment in DMLP was in the best interest of the Partnership and its limited partners. Furthermore, the General Partner believed that the transaction could be subsequently approved by the consent of Mr. Keierleber because he owns more than a majority of the outstanding Interests.

On August 27, 2002, the Partnership used cash reserves of $4.2 million to purchase 4,200 Units (the "DMLP Units") of DMLP. The DMLP Units purchased by the Partnership represent approximately 47.7% of the 8,805 DMLP Units issued and outstanding. The Partnership's source of the funds used in this transaction consisted of cash reserves held by the Partnership which were obtained from the Exchange Escrow which had held the proceeds from the sale of The Meadows II on January 31, 2002. Because the Partnership's Partnership Agreement did not specifically authorize the General Partner to make such an investment, the General Partner is asking the limited partners to ratify this investment by voting in favor of the Approval.

The other members of DMLP are five affiliated entities that are either wholly owned or controlled by Mr. Jeffrey Keierleber, the General Partner of Decade Companies, which is the Partnership's General Partner. As illustrated below, these other members of DMLP consist of three corporations, which are wholly owned by Mr. Keierleber, and two limited partnerships, of which Mr. Keierleber owns a majority of the outstanding limited partnership units.

DMLP Member # of Units % of DMLP Units Outstanding Mr. Keierleber
                                                       owns
                                                   % of Entity

Decade
Properties,
Inc.           1,330              15.1%               100%

DIC Corp.      1,100              12.5%              100%
Decade
Securities
Corp.          700                 7.9%              100%

Decade
80-IV, a
Limited
Partnership    985                11.2%             81.9%

Decade
Companies
Preferred
Placement
VIII -
Springtree
Crossing, a
Limited
Partnership    490                 5.6%             88.0%

As a result of the aforementioned sale of DMLP Units, Mr. Keierleber beneficially owned approximately 78.7% of the 8,805 issued and outstanding DMLP Units when it was organized in August 2002. However, as a result of additional Interests purchased by Mr. Keierleber during the fourth calender quarter of 2002, his beneficial ownership of the 8,805 issued and outstanding DMLP Units increased to more than 80%. For income tax purposes of each limited partner, if Mr. Keierleber's beneficial interest in the Note exceeds 80% at a year end, then the entire amount of the Note would be allocated to Mr. Keierleber (and none to the other limited partners) for the purpose of computing the adjusted income tax basis in the Interests. (See "Certain Tax Considerations: Purchase of Note by DMLP Effect on Adjusted Basis of Limited Partners in Partnership Interests; Gain Recognized by Limited Partners"). Such allocation could be detrimental to any limited partner to the extent that relief of nonrecourse liability would result in the recognition of gain for income tax purposes. Therefore, on December 30, 2002, the Partnership purchased an additional 85 DMLP Units from Decade Properties, Inc. for $85,000 (the original issue price). The effect of this transaction was to reduce the beneficial ownership of Mr. Keierleber to 79.9% of the 8,805 issued and outstanding DMLP Units.

The Partnership did not pay an acquisition fee or sales commission to the General Partner, or any affiliate, in connection with its acquisition of the DMLP Units. DMLP also did not pay a fee to the General Partner, or any affiliate, in connection with the transaction.

Purchase of Note by DMLP

On August 29, 2002, DMLP purchased the Note for $8,801,838 from the Teachers Insurance and Annuity Association of America ("TIAA"). In conjunction with the transfer of the Note from TIAA to DMLP, the Partnership paid TIAA approximately $1,726,000 to (1) reduce the outstanding principal balance of the Note by $1,277,226 (from $10,079,064 to $8,801,838), (2) pay a prepayment penalty of
$302,372 (the "Prepayment Premium") computed at 3% of the outstanding principal balance of the Note payable to TIAA, (3) pay accrued interest of $139,746 (the "Interest Payment"), and (4) pay a late fee of $4,354 (the "Late Fee") computed at five cents for each dollar (5% of $87,074.87) of delinquent payment payable to TIAA. The Late Fee was subsequently reimbursed to the Partnership by the Seller of Spectrum and Plymouth. The Interest Payment included $68,689 of prorated interest for July which was received by the Partnership as a closing credit from the Seller.

DMLP's source of the funds used in this transaction consisted of cash generated from the sale of the DMLP Units on August 27, 2002 to the Partnership and affiliated entities.

There is no material relationship between TIAA and the Partnership or any of the Partnership's affiliates, any general partner, director or officer of the Partnership, or any associate of any such general partner, director or officer.

DMLP did not pay any fees to the General Partner, or any affiliate, in connection with its acquisition of the Note (such as mortgage placement fees or mortgage brokerage fees). TIAA also did not pay a fee to the General Partner, or any affiliate, in connection with the transaction.

Revision of Note Terms by DMLP

The Note purchased from TIAA contained terms which greatly increased the risk of owning the Properties, and limited the marketability of the Properties. The Note bears interest on the outstanding principal balance from July 1, 1997 (the "Date of Loan") through and including the Maturity Date (August 1, 2007) at a fixed rate of 8.46% per annum. The Note provided for monthly payments of principal and interest of $87,074.87. The required loan payments amortize the principal balance over a 25-year period. The Note permitted prepayment in full, but not in part, on the first day of any calendar month, upon 90 days prior notice to Lender and upon payment in full of all amounts payable under the loan documents, which would include a Prepayment Premium (that is, a prepayment penalty). The Prepayment Premium consists of the greater of (1) 2% of the outstanding loan principal balance and (2) an amount computed under a yield maintenance formula defined in the Note. The Prepayment Premium computed under the yield maintenance formula was computed to be approximately $2.1 million as of the July 30, 2002 closing date. In addition, the Note required both Properties to be held as collateral until the Note was paid in full.

These terms of the Note adversely affected the Partnership's potential for a sale and a return on its investment in the Properties. First, the Note essentially prohibited the Partnership from selling one property without selling the other because the Note permitted prepayment in full, but not in part. Consequently, the terms of the Note hindered one of the advantages of owning multiple properties in different real estate markets: being free to sell them independently as the Orlando and Clearwater real estate markets dictated. The inability to freely sell one of the Properties, without simultaneously selling the other, limited the market to potential buyers who would be financially able to own two office buildings in separate real estate markets. The General Partner believed that the lack of flexibility to sell the Properties independently of each other, and at different times, would have a negative impact on the potential resale price of the Properties.

Thus, in order to attempt to improve the potential value of the Properties to be realized by the Partnership upon any future sale, and in consideration for the Partnership's payment of the Prepayment Premium, the Partnership and the General Partner and affiliates caused DMLP to modify certain terms of the Note. These changes were: (1) the monthly payment of $87,074.87 required under the Note was suspended until November 1, 2003, at which time an interest only payment of $33,810 for the period from August 29 to September 30, 2003 was required, (2) beginning November 1, 2003, the monthly payment of principal and interest was reduced from $87,074.87 to $70,637.68, which will amortize the outstanding principal balance of $8,801,838 over a 25-year period, (3) the prepayment of the outstanding principal balance is permitted in part as well as in full, (4) a credit of the 3% Prepayment Premium paid at closing of $302,372 will be offset against any future prepayment penalties incurred by the Partnership under the Note, and (5) the 4.5 acres of land adjacent to Plymouth could be released as collateral.

THE APPROVAL

The General Partner did not have express authority under the Partnership Agreement to set aside sales proceeds generated from the January 31, 2002 sale of The Meadows II and invest such funds into DMLP at the time the Partnership made the investment. Consequently, the General Partner is asking the limited partners in this solicitation to approve the Partnership's investment in DMLP.

At the time the General Partner made the investment of Partnership funds in DMLP Units, it considered several other alternatives. First, it sought new financing from its bank or another financial institution. However, time constraints prevented the bank from participating in the purchase of the Note from the Lender, because the bank's underwriting procedures would not be able to meet the Partnership's time constraints mentioned above.

Secondly, the General Partner considered using all of the proceeds available from the sale of The Meadows II to reduce the outstanding loan balance from approximately $10.28 million to approximately $4.6 million. However, the Partnership did not want to reduce the Note below $8.8 million to avoid relief of liability issues for the income tax purposes of the limited partners. (See "Certain Tax
Considerations: Use of Cash Reserves to Reduce Principal - Effect on Adjusted Basis of Limited Partners in Partnership Interests; Gain Recognized by Limited Partners"). Accordingly, the Partnership did not use $4.2 million of cash generated from the sale of The Meadows II to further reduce the Note.

Thirdly, the General Partner considered seeking capital for DMLP from affiliates only (under this alternative, DCIP would not have participated in DMLP). However, by committing $4.2 million of its own capital to investing in DMLP, the Partnership (1) could effectively benefit by paying interest due under the Note at 8.46 % per annum to an entity in which it has an investment (to the extent of its percentage ownership of DMLP), (2) might effectively benefit in the future if a Prepayment Penalty is incurred (to the extent of its percentage ownership of DMLP), and (3) as a 47.7% participant in DMLP, the Partnership would have some control over the proposed changes to the terms of the Note.

Although the General Partner knew the investment was not expressly authorized by the Partnership Agreement, the General Partner believed that the transaction was in the best interest of the Partnership and its limited partners. Furthermore, the General Partner believed that the transaction could be subsequently approved by the consent of Mr. Keierleber because he owns more than a majority of the outstanding Interests.

The limited partners are urged to read the possible negative effects of voting in favor of the Approval, which are discussed elsewhere in this Proxy Statement, before voting and returning the Consent.

THE PROPOSED AMENDMENTS

The Partnership proposes to amend Sections 3.49, 7.2, 7.3 and 7.4 to its Partnership Agreement as follows:

Amend Section 3.49 as follows (proposed additions are in bold):

               3.49. Reserves Such amounts set aside at the reasonable discretion of the General Partner to pay for repairs, maintenance, improvements, or contingent or unforeseen liabilities or obligations which the General Partner deems necessary or appropriate for the operation and protection of the Partnership, including amounts allocated to the Repurchase Pool, plus any Sales Proceeds set aside at the discretion of the General Partner for investment in Property or for investments to be made pursuant to Section
               7.2.A(xviii), herein.

Create new Section 7.2.A(xviii):

          (xviii) notwithstanding any other limitation in this Agreement, invest Partnership funds in an entity controlled by the Partnership or an Affiliate of the General Partner, which entity has the sole purpose of investing in mortgage notes or other debt instruments in connection with the purchase or sale or refinancing of any Property of the Partnership, or which encumber any Property owned by the Partnership; provided, however, that the Partnership may not invest in such entity unless the mortgage notes or other debt instruments have terms and conditions substantially similar, as determined by the General Partner, to the terms and conditions provided in
     Section 7.4 of this Agreement.

Amend Section 7.3.A(ix) as follows (deletions have been stricken and additions are in bold):

          (ix) cause the Partnership to invest any of its funds in any other limited partnership entity, except that the Partnership may participate as a partner in general partnerships invest in an entity or joint ventures which that either (i) owns or operates real Property, provided that the Partnership or an Affiliate of the General Partner controls such other general partnership entity or joint venture or (ii) is pursuant to
     Section 7.2.A(xviii), and further provided, that no duplicate property management or other fees are paid. The Partnership also may participate in joint venture with other real estate programs sponsored by the General Partner and/or Affiliates provided that (a) the affiliated real estate program has investment objectives substantially identical to the investment objectives of the Partnership, (b) no duplicate property management or other fees are paid, (c) the compensation to the sponsor or sponsors of the affiliated real estate program is substantially similar to the compensation to the General Partner, (d) the Partnership is granted a right of first refusal to purchase the real Property of the joint venture in the event the affiliated joint venturer desire to sell such Property and (e) the investments in the joint venture by the Partnership and the affiliated real estate program are on substantially the same terms and conditions.
     Except for the foregoing real estate joint ventures or general partnerships, and except where real estate constitutes assets of a corporation an entity or a corporation an entity owns assets which constitute a functional part of a real estate project being acquired by the Partnership and acquisition of the real estate or such related assets can best be effected by acquiring stock or other equity interest of that corporation entity, the Partnership will not invest in other real estate programs or invest in securities or other equity interests of other issuers for the purchase of exercising control and will not underwrite securities of other issuers or issue Interests in exchange for Property;

Amend Section 7.4.A as follows (deletions have been stricken and additions are in bold):

               A. The Partnership may, in the sole discretion of the General Partner, utilize up to an aggregate of 20% 50% of the net proceeds available for investment for the purpose of making permanent equity participating and other loans on real property secured by first or junior mortgage liens as described below. (The Partnership shall not be obligated, however, to invest any of the net proceeds from the sale of Interests in mortgage loans.) Subject to the limitations expressed herein, if the Partnership elects to make mortgage loans, it shall utilize such proceeds primarily for the purpose of making mortgage loans that are secured by first or junior mortgage liens on improved income-producing real property such as shopping centers, office buildings or apartment complexes.

Amend Section 7.4.B as follows (deletions have been stricken):

               B. The terms of mortgage loans made by the Partnership shall be established by the General Partner in accordance with the following principles: The Partnership shall not make or commit to make mortgage loans for terms of more than ten years or with maturity dates beyond December 31, 2005. The interest rate on mortgage loans made by the Partnership shall be established by the General Partner with due consideration for then prevailing market rates for loans of similar type and maturity, the creditworthiness of the borrowers, the collateral security for the loans, projected future financial and economic conditions and other relevant criteria. Such interest rates may be fixed at a specified rate or may vary according to a designated index.

Amend Section 7.4.F as follows (deletions have been stricken and additions are in bold):

               F. In determining to make or commit to make a particular mortgage loan, the General Partner shall consider such factors as historical and projected operating income and expenses of the underlying property, the real estate management and operating experience of the prospective borrower, historical occupancy rates of the underlying property and all existing and future competitive market conditions, general financial and economic conditions, the investment objectives of the Partnership, the geographic diversity of its mortgage loans and other factors deemed relevant by the General Partner. In each case, if the Partnership shall commit to fund a particular mortgage loan, it shall do so subject to conditions that the General Partner determines are warranted under the circumstances. Such conditions shall include, at a minimum, a requirement that the prospective borrower obtain a mortgagee's or owner's policy of title insurance or commitment insuring the priority of the Partnership's lien and the condition of title to be obtained on the underlying property. The Partnership shall also receive an independent appraisal of the value of each property on which it is to make a mortgage loan or on such other real property that is to serve as collateral for the Partnership's mortgage loan (not required for participation in mortgage loans made pursuant to Section 7.2.A(xviii)). The aggregate principal amount of each mortgage loan made by the Partnership (if any) and all other mortgage loans on the mortgaged property shall not exceed 80% of the appraised value of such property at the time the mortgage loan is made; provided that such loan-to-value ratio may be increased to not more than 85% 88% for a particular mortgage loan if, in the judgment of the General Partner, the borrower's credit conditions or the collateral security for the mortgage loan justifies such higher ratio; and provided further that the above-mentioned loan-to-value ratio shall not apply to insured mortgage loans made by the Partnership. In addition, the Partnership shall not make any one mortgage loan in a principal amount in excess of 15% (50% for participation in mortgage loans made pursuant to Section 7.2.A(xviii)) of the gross proceeds from the sale of Interests or mortgage loans to a single borrower in an aggregate principal amount in excess of 15% (50% for participation in mortgage loans made pursuant to Section 7.2.A(xviii))
                    of such proceeds.

Amend Section 7.4.H as follows (additions are in bold):

               H. The General Partner or an Affiliate may originally make or acquire mortgage loans in its own name and temporarily hold the loans for the purpose of avoiding the receipt of unrelated business taxable income by tax-exempt Limited
          Partners, facilitating the making of such loans or for any other purpose related to the business of the Partnership; provided that (a) any such mortgage loan is acquired by the Partnership for a price no greater than the cost to the General Partner of Affiliate of making and holding such mortgage loan, except for compensation to the General Partner or Affiliate as provided herein,
          (b) there is no difference in the interest rate of the mortgage loan at the time it was made or acquired by the General Partner or Affiliate and the time it is acquired by the Partnership and (c) the General Partner or Affiliate receives no other benefit arising out of such transaction apart from compensation permitted hereunder, except that the General Partner or Affiliates may receive any benefits (including interest, late fees, prepayment premiums, and any amounts due under acceleration provisions) permitted in any mortgage loans made pursuant to Section 7.2.A(xviii), herein.

Amend Section 7.4.J as follows (additions are in bold):

               J. In the event a mortgage loan made with proceeds from the sale of Interests is repaid or refinanced within 24 months of the termination of the offering, the resulting proceeds may in the discretion of the General Partner be used to fund new mortgage loans. However, reinvestment of the resulting proceeds shall not occur unless sufficient cash will be distributed to pay any state or federal income tax created by the repayment of a mortgage loan (assuming investors are in the highest applicable federal tax bracket). Any proceeds resulting from the repayment or refinancing of mortgage loans after 24 months following the termination of the offering of Interests shall be available for distribution as part of the Cash Available for Distribution or Sales Proceeds, as the case may be, and shall not be reinvested, except that any proceeds resulting from the repayment or refinancing of mortgage loans made pursuant to Section 7.2.A(xviii) may be reinvested to purchase Property, to invest in an entity pursuant to Section 7.2.A(xviii) herein, or to make mortgage loans pursuant to Section 7.4 herein. Any proceeds from the repayment or refinancing of loans not used to make new mortgage loans will, to the extent available for distribution, be included as part of Cash
          Available for Distribution or Sales Proceeds, as the case may be.

Amend Section 7.4.K as follows (additions are in bold):

               K. The Partnership may provide mortgage financing to publicly or privately offered real estate limited partnerships affiliated with the General Partner in connection with the acquisition and/or ownership by such partnerships of real properties. Prior to any such transaction, an independent and qualified adviser meeting the qualifications set forth in the NASAA Guidelines, shall issue a letter of opinion to the effect that the proposed loan is fair and at least as favorable to the Partnership as a loan to an unaffiliated borrower in similar circumstance. Mortgage loans made by the Partnership to partnerships affiliated with the General Partner shall be on terms not less favorable to the Partnership than those that would be required by unrelated lending institutions or entities that would be willing to provide comparable loans for the same purpose. The General Partner will be required to obtain a letter of opinion from the independent adviser in connection with any disposition, renegotiation or other subsequent transaction involving loans made to the General Partner or an Affiliate. The adviser's compensation will be paid by the General Partner and will not be reimbursed by the Partnership. Not withstanding the foregoing, the provisions of this Section 7.4.K. shall not apply to any mortgage loans made pursuant to Section 7.2.A(xviii).

The limited partners are urged to read the possible negative effects of voting in favor of the Proposed Amendments, which are discussed elsewhere in this Proxy Statement, before voting and returning the Consent.

POSSIBLE NEGATIVE EFFECTS OF VOTING IN FAVOR OF THE APPROVAL AND
THE PROPOSED AMENDMENTS

The Approval and Proposed Amendments to the Partnership Agreement may have certain negative effects on the limited partners. These possible negative effects are discussed below.

Proposed Amendments Broaden Investment Options for DCIP and May
Increase Investment Concentration Risks

Under the current terms of the Partnership Agreement, the Partnership may only invest in real estate properties and mortgages. The Proposed Amendments allow the General Partner to expand the investment of the Partnership in addition to its authorization to invest in real estate and mortgages.

First, the Proposed Amendments would allow the Partnership to invest in other entities that invest in mortgage notes and other debt instruments which encumber any property that is owned, that will be owned, or that was formerly owned, by the Partnership. However, there is no guarantee that an investment in an entity investing in such mortgage notes or other debt instruments will be profitable or provide the same return on capital as the Partnership's direct investment in real estate or mortgages. Such investment may result in the Partnership concentrating more of its investment in the Properties.

Second, the Proposed Amendments would also allow the Partnership to invest in other entities or joint ventures that own or operate real property, provided that the Partnership or an Affiliate of the General Partner controls such other entity. Returns on such investments may vary, and there is a risk that there will be no returns such investments.

Voting for Approval May Subject Limited Partners to General
Liability

As discussed below, limited partners may become subject to claims of general liability by voting for the Approval and ratifying the General Partner's transaction with DMLP. Generally, Wisconsin law provides a limited partner with limited liability, unless the limited partner participates in the control of the business. Wis. Stat. Section 179.23(1). The Wisconsin Statutes state that actions by limited partners that (1) approve changes in the nature of the partnership's business or (2) ratify a transaction involving a potential conflict of interest between the General Partner and the Partnership will not be deemed to be control. However, the Wisconsin Court of Appeals has suggested in one case that, if limited partners ratify the actions of a general partner, the limited partners could be considered as participating in the control of the limited partnership business and would expose themselves to general liability for the acts they ratify. Wyss v. Albee, 183 Wis.2d 245 (Ct. App. 1994) That case did not cover
Section 179.23 of the Wisconsin Statutes. (Other jurisdictions are split on the issue. Compare Illinois Rockford Corp. v. Dickman, 520 N.E.2d 1184 (Ill. Ct. App. 1988) (indicating that a limited partner is not a principal of the partnership and cannot ratify the acts of a general partner), with Phillips v. Kula 200, 629 P.2d 119 (Haw. Ct. App. 1981) (supporting proposition that limited partners, in fact, can ratify acts of general partner in breach of the limited partnership agreement)). Thus, under the Wyss Court's opinion, limited partners voting in favor of the Approval could be subjecting themselves to general liability for actions of the General Partner that they are ratifying.

Nevertheless, based upon oral legal advice, the General Partner believes that limited partners will not be deemed to be participating in the control of the Partnership under Wisconsin law, and hence will not be subject to general liability, should they vote in favor of the Approval. Despite the Wyss case, the General Partner believes the limited partners may approve the transactions of the General Partner without losing their limited liability pursuant to Wis. Stat. Section 179.23(2). Under that section, limited partners may approve, among other things, (1) a change in the nature of the Partnership's business, or (2) a transaction involving an actual or potential conflict of interest between the general partner and the limited partnership or limited partners, without participating in the control of the business.
The transactions by the General Partner arguably involve a change in the ordinary business of DCIP because the General Partner has made an investment not expressly permitted by the Partnership Agreement. The primary business of DCIP prior to the transaction was to invest in property. The transaction by the General Partner was an investment in an entity investing in mortgage notes and thus a change in the business of the Partnership. In addition, the transaction involved a conflict of interest as the General Partner invested Partnership funds into an entity controlled by the Partnership and affiliates of the General Partner.

Business Risks Mortgage Asset Portfolio Investments

The Proposed Amendments to the Partnership Agreement also expose the Partnership to certain risks related to the real estate mortgage lending business. Those risks are as follows:

Adverse Effects of Loan Prepayments. The level of prepayments of the Note or other future collateral mortgage loans may materially adversely impact the financial condition and results of operations of DMLP. The General Partner expects that the Partnership will, prior to the Maturity Date, prepay all or part of the Note either:
(1) upon the sale of either Spectrum or Plymouth, or (2) upon refinancing the Note to obtain more favorable mortgage loan terms. Although prepayment of the Note (or other future collateral mortgage loans) by the Partnership may result in lower interest costs and thereby benefit the Partnership, such prepayment of the Note (or other future collateral mortgage loans) by the Partnership may adversely affect the amount of portfolio income that the Partnership can earn through its investment in DMLP which owns the Note (or other future collateral mortgage loans). The General Partner believes that collateral mortgage loan prepayment rates generally increase when market interest rates fall below the current interest rates on mortgage loans. The General Partner believes that prepayment experience also may be affected by the expiration of prepayment penalty clauses, the ability of the borrower to obtain a more favorable mortgage loan, geographic location of the property securing the mortgage loans, the assumability of a mortgage loan, conditions in the housing and financial markets and general economic conditions.

Risks of Extending Credit. During the time that DMLP holds the Note (or other future collateral mortgage loans), it is subject to credit risks, including risks of borrower defaults, bankruptcies and special hazard losses that are not covered by standard hazard insurance (such as those occurring from earthquakes or floods). In the event of a default on any mortgage loan (including the Note) held by DMLP, DMLP will bear the risk of loss of principal to the extent of any deficiency between the value of the secured property and the amount owing on the mortgage loans (including the Note), less any payments from an insurer or guarantor. DMLP has not established an allowance for loan losses, and there can be no assurance that any allowance for loan losses which may be established will be sufficient to offset losses on mortgage loans in the future.

Risks of Economic Downturn. A downturn in the national economy and the resultant adverse impact on employment rates could adversely affect mortgage loan defaults. Additional credit could become scarce in such an environment and therefore risk of loss through
loan default and decreased property value could increase.   DMLP
does not have an allowance for loan losses, which may be inadequate should economic conditions worsen significantly causing a default of the Note (or other future collateral mortgage loans) and property value decreases. The management of DMLP believes that no allowance for loan losses is adequate or appropriate at this time.

Adverse Effect of Possible Delays. Even assuming that properties secured by the Note (or other future collateral mortgage loans) held by DMLP provide adequate security for such Note (or other future collateral mortgage loans), substantial delays could be encountered in connection with the foreclosure of the defaulted Note (or other future collateral mortgage loans), with corresponding delays in the receipt of related proceeds by DMLP. State and local statutes and rules may delay or prevent DMLP's foreclosure on or sale of the mortgaged property and typically prevent DMLP from receiving net proceeds sufficient to repay all amounts due on the related mortgage loan (including the Note).

Risks Associated with DMLP's Business Strategy

Lack of Operating History and Experience. DMLP has no operating history in the mortgage origination industry, which makes if difficult to evaluate DMLP's anticipated business performance and future prospects. DMLP was recently formed for the purpose of investing in the Note. There are no immediate plans for DMLP to originate and sell mortgages (mortgage banking) in the future to grow its business. However, DMLP reserves the right to do so. While DMLP's executive officer (Mr. Keierleber) has had limited prior mortgage origination and mortgage banking experience, DMLP has not hired any personnel with experience in the mortgage banking industry, and there are a significant number of risks and uncertainties inherent in the mortgage origination industry, especially in light of DMLP's lack of an operating history and experience originating mortgages.

Reliance upon Key Employees. DMLP may not be successful if it loses the services of key personnel. DMLP expects that the services of Mr. Jeffrey Keierleber will be important to its future operations. If DMLP loses the services of key personnel, it may not be able to achieve its short or long-term objectives or create or retain DMLP Unit value.

CONFLICTS OF INTEREST

In proposing the Approval and Proposed Amendments, the Partnership and its General Partner may be viewed as having a conflict of interest in that adoption of the proposed Amendments would make it likely that the General Partner and its affiliates would in effect become lenders to the Partnership. You will be approving actions taken in violation of the current Agreement.

As reported in periodic information and financial statements provided to the limited partners, and as disclosed in the Partnership's prospectuses dated January 31, 1986, June 3, 1987, and August 25, 1987, and the Partnership Agreement, the General Partner and certain of its affiliates derive certain fees in return for providing specified services to the Partnership, including a property management fee and a real estate commission upon the sale of the properties. In addition, depending upon the financial success of the Partnership, the General Partner may be entitled to a portion of the profits upon the winding up of the Partnership and the sale of its properties ("Back-end Fees"). Any such Back-end Fees to the General Partner are subordinated to a return to the limited partners of their initial capital investment plus a cumulative, non compounded distribution of 6% per annum, less cash distributions previously received. The General Partner hopes these actions result in a return to Partners which could increase the chance to receive the Back-end Fees.

CERTAIN TAX CONSIDERATIONS

Set forth below is a summary of certain federal income tax considerations generally applicable to the purchase of DMLP Units by the Partnership and affiliates, the purchase of the Note by DMLP and the Partnership's use of cash reserves to reduce the principal balance of the Note and the consequences to you.

This summary is based on the Internal Revenue Code of 1986, as amended (the "Code"), and on judicial decisions, U.S. Treasury regulations (the "Regulations"), and IRS rulings and other administrative materials interpreting the Code, all of which are subject to change, possibly on a retroactive basis. The authorities on which this summary is based are subject to various interpretations, and are not binding on the IRS or the courts, either of which could take a contrary position. No rulings have been or will be sought from the IRS with respect to the transactions described herein. Accordingly, there can be no assurance that the IRS will not challenge the disclosures expressed herein or that a court will not sustain such a challenge.

The following summary is for general information only, and the tax treatment described herein may vary depending upon each limited partners's particular situation. Certain limited partners (including, but not limited to, insurance companies, tax-exempt organizations, financial institutions or broker/dealers, foreign corporations, and persons who are not citizens or residents of the United States) may be subject to special rules not discussed below. Moreover, the summary does not address the federal income tax consequences to limited partners who do not hold the Interests in the Partnership as "capital assets," as defined by Section 1221 of the Code and assumes that the Note is a capital asset in the hands of DMLP. In addition, the consequences of the transactions described herein to limited partners may be affected by taxes other than federal income taxes, such as foreign, state and local taxes, and federal estate and gift taxes. Controversy and uncertainty exist in many areas of the federal income tax law which may affect the transactions described herein. Accordingly, there can be no assurance that some of the views expressed herein will not be challenged by the IRS. The following information is intended as a general statement of certain tax considerations, and limited partners should not construe this as legal or tax advice.

LIMITED PARTNERS ARE URGED TO CONSULT AND MUST RELY UPON THEIR OWN TAX ADVISORS AS TO THE PARTICULAR TAX CONSEQUENCES OF THE TRANSACTIONS DESCRIBED HEREIN, INCLUDING THE APPLICABILITY AND EFFECT OF ANY STATE, LOCAL, FOREIGN OR OTHER TAX LAWS, ANY RECENT CHANGES IN APPLICABLE TAX LAWS AND ANY PROPOSED LEGISLATION.

Partnership Status of DMLP

Subject to the discussion below regarding publicly-traded partnerships, DMLP will be classified as a partnership for federal income tax purposes (and not as an association taxable as a corporation) under existing law, provided that DMLP does not make an affirmative election to be taxed as a corporation. DMLP does not intend to make such an election.

Section 7704 of the Code provides that certain "publicly traded" partnerships ("PTP") are treated as corporations rather than as partnerships for income tax purposes. In general, a PTP includes any partnership whose interests are traded on an established securities market or are readily tradable on a secondary market (or the substantial equivalent thereof). Section 301.7704-1(h) of the Regulations indicates, however, that if all of the interests in a partnership are offered in a private placement, and the partnership has not more than 100 partners at any time, the partnership will not be treated as a "publicly traded partnership." Based on the Regulation cited above, the General Partner that DMLP will not be treated as a corporation under the publicly traded partnership rule. This conclusion could be affected by the issuance of regulations or other legislative or administrative developments, any of which could have retroactive effect.

The discussion below is based on the assumption that DMLP will be classified as a partnership for federal income tax purposes.

Taxation of Investment in DMLP

Each limited partner is required to take into account in computing its own federal income tax liability, its allocable share of the Partnership's income, gains, losses, deductions, credits and tax preference items for any taxable year of the Partnership ending with or within the taxable year of such limited partner, without regard to whether the limited partner has received or will receive a cash distribution. For purposes of determining the tax consequences of limited partners' investments in the Partnership, the Partnership's income, gains, losses, deductions and items of tax preference will include its share of such tax items received from DMLP.

The Partnership and DMLP are each required to file annually an information return on IRS Form 1065 and, following the close of their respective tax years, to provide each of its investors with a Schedule K-1 indicating such investor's allocable share of the Partnership's or DMLP's income, gain, losses, deductions, credits and tax preference items, as determined for federal income tax purposes. The Partnership will include on its Form 1065 its ratable share of the income, gain, losses, deductions, credits and items of tax preference of DMLP. Accordingly, each limited partner's Schedule K-1 will indicate the limited partner's allocable share of Partnership income, gain, loss, deduction, credit and tax preference item including amounts attributable to DMLP.

Adjusted Basis of Partnership's Investment in DMLP

The adjusted tax basis of the Partnership's DMLP Units will generally be the amount of cash contributed to DMLP in consideration for the Units, increased by the amount of any additional capital contributions and by the amount of DMLP income and gain allocated to the Partnership. Although the Partnership's adjusted tax basis for the Units owned by it may also include any indebtedness for which the Partnership has full recourse liability and the Partnership's share, if any, of DMLP's nonrecourse liabilities, DMLP does not expect to incur any such liabilities. The adjusted tax basis of the Partnership's Units will be decreased by the amount of DMLP losses allocated to the Partnership, the amount of any distributions made by DMLP to the Partnership, and expenditures of DMLP not deductible in computing its taxable income and not properly chargeable to a capital account.

The receipt of a cash distribution from DMLP by the Partnership which is not in liquidation of the Partnership's Units generally will not result in the recognition of gain or loss for federal income tax purposes. However, cash distributions in excess of the Partnership's adjusted basis for the DMLP Units will result in the recognition by the Partnership of gain in the amount of such excess.

Income or gain will be recognized by the Partnership with respect to distributions made to the Partnership by DMLP upon a redemption of all or part of the Partnership's Units if either (1) the amount of cash distributed to the Partnership exceeds the Partnership's adjusted basis for its Units immediately before the distribution (including adjustments reflecting operations in the year of redemption) or (2) there is an actual or deemed disproportionate distribution to the Partnership of unrealized receivables (such as market discount or income on certain short-term obligations). It is not anticipated that DMLP will have any unrealized receivables. No loss will be recognized by the Partnership in connection with a distribution made upon a redemption of a part of the Partnership's Units. A loss may be recognized by the Partnership in connection with a distribution made upon a redemption of all of the Partnership's DMLP Units if the distribution consists solely of cash and then only to the extent that the cash received is less than the Partnership's adjusted basis for the Partnership's Units.

Application of Passive Activity Income and Loss Rules to Investment in DMLP

Section 469 of the Code limits the deductibility of passive activity losses by an individual, estate, trust, or personal service corporation or, with modifications, certain closely held corporations of passive activity losses against non-passive activity income. In general, passive activity losses can be used only to offset passive activity income and not wages or portfolio income (such as dividends, interest, annuities and royalties). Any passive activity losses in excess of passive activity income in one year may be used to offset passive activity income in future years or upon the disposition of an investor's entire interest in the passive activity.

The U.S. Treasury has promulgated final, temporary and proposed Regulations under Section 469 of the Code (the "Passive Loss Regulations"). Under the Passive Loss Regulations, the General Partner believes that the income or loss generated by DMLP (including any income or loss recognized by the Partnership on the sale of its ownership interest in DMLP) should be considered to be portfolio income or loss and not as income or loss from a passive activity. As a result, income generated by DMLP will generally not be passive activity income, but portfolio income. Accordingly, limited partners will not be able to offset their allocable share of the Partnership's income or gains from DMLP against their allocable share of any passive activity losses generated by other activities of the Partnership or against any other passive activity losses in which they participate. Furthermore, a limited partner's allocable share of the Partnership's interest in losses generated by DMLP (such as investment or portfolio expenses and capital loss) will generally be deductible without regard to the passive loss rules (although the deductibility of those losses may be otherwise limited by the 2% limitation imposed on miscellaneous itemized deductions as discussed subsequently herein).

In applying the passive loss rules, portfolio income, as a per se matter, is treated as not derived from a passive activity. Portfolio income generally includes gross income attributable to interest. Items of income which generally constitute portfolio income are not so treated if they are derived in the ordinary course of a trade or business. Under the Passive Loss Regulations, treatment of portfolio items as having been derived in the ordinary course of a trade or business is allowed in only certain specified circumstances, including interest income on loans and investments made in the ordinary course of a business of lending money.
Because DMLP has purchased a note rather than extended credit and because the purchase of the Note is an isolated and non-recurring transaction, the General Partner does not believe that DMLP is engaged in the ordinary course of a business of lending money. Accordingly, amounts attributable to the Partnership's investment in DMLP will be non-passive, portfolio income and losses.

Limitation on Deduction of Portfolio Expenses - 2% Floor

Under Section 67 of the Code, individual taxpayers may deduct certain miscellaneous expenses (e.g., investment expenses, tax preparation fees, unreimbursed employee expenses, etc.) only to the extent such deductions exceed, in the aggregate, 2% of the taxpayer's adjusted gross income. Because the General Partner believes that the income or loss generated by DMLP should be considered to be portfolio income or loss, any expenses incurred by DMLP which are attributable to such portfolio income or loss and which are passed through to the Partnership and, in turn, to the limited partners, will be included among miscellaneous expenses potentially subject to the 2% floor. Section 68 of the Code separately imposes limitations on the deductibility of itemized deductions by individuals whose adjusted gross incomes exceed certain thresholds (annually adjusted for inflation), and these limitations could have a significant effect on the deductibility by individual taxpayers of such expenses as well.

Taxation of DMLP Investment to Tax-Exempt Limited Partnership
Investors

Certain entities, including trusts formed as part of corporate pension or profit-sharing plans that are qualified under Section 401(a) of the Code, individual retirement accounts, and certain charitable and other organizations described in Section 501(c) (collectively "Qualified Plans") are generally exempt from federal income tax. Qualified Plans, however, are subject to federal income tax with respect to any "unrelated business taxable income" ("UBTI"). UBTI is income (with specific exceptions) derived from any trade or business activity, regularly carried on by a tax-exempt entity (or by a partnership of which it is a member) that is not substantially related to the entity's exempt purpose. Thus, to the extent the activity of DMLP is unrelated to a Qualified Plan's exempt purpose, income derived by the Partnership from DMLP and allocated to Qualified Plans may constitute UBTI. For any exempt employees supplemental unemployment benefit plans, trusts, exempt qualified employee pension, profit-sharing and stock bonus trusts, or non-exempt trusts, any trade or business conducted by the Fund will constitute an unrelated trade or business.

Notwithstanding the foregoing, among other things, interest income and rental income is excluded from UBTI, except to the extent that such income is derived from debt-financed property. In general, debt-financed property is any property which is held to produce income and with respect to which there is "acquisition indebtedness" at any time during the tax year or during the preceding twelve months if the property is disposed of during the tax year. Among other things, "acquisition indebtedness" includes indebtedness incurred by an organization in acquiring property and indebtedness incurred before the acquisition of property, if the indebtedness would not have been incurred but for the acquisition of the property. In addition, if a Qualified Plan incurred indebtedness to finance its purchase of Units in the Partnership, that indebtedness would also constitute acquisition indebtedness. Because the Partnership has incurred indebtedness to acquire its rental real estate assets and because the General Partner believes that the Partnership will be deemed to have incurred indebtedness to acquire its interest in DMLP, a Qualified Plan's share of any interest income or rental income of the Partnership will be UBTI to the extent of debt-financing.

If in any year UBTI is realized by the Partnership, a Qualified Plan that purchased Units is required to report its pro rata share of the portion of the Partnership's income (including its ratable share of any income from DMLP) that constituted UBTI, but only to the extent that the Qualified Plan's UBTI from all sources exceeded $1,000 in such year. The Qualified Plan will incur a tax liability with respect to such excess at such tax rates that would be applicable if such organization were not otherwise exempt from taxation. The trustee or custodian of the Qualified Plan that purchases Units may be required to file form 990-T (Exempt Organization Business Income Tax Return) with the IRS to report UBTI, regardless of the amount of UBTI recognized by the Qualified Plan. In addition, the Qualified Plan will be required to pay from the Qualified Plan the tax on any UBTI in excess of $1,000.

The discussion contained herein is not a complete treatise on the tax implications of the transactions described herein to Qualified Plans. There are numerous issues involved and consequently, Qualified Plans should consult with and must rely upon their own tax advisors concerning the application of federal income tax laws.

Use of Cash Reserves to Reduce Principal - Effect on Adjusted Basis of Limited Partners in Partnership Interests; Gain Recognized by
Limited Partners

The adjusted basis of a limited partner in his Partnership Units is generally the amount of cash and the adjusted basis of any property contributed to the Partnership in consideration for the Interests, increased by any additional capital contributions and by the amount of any Partnership income and gain allocated to the limited partner. A limited partner's adjusted tax basis also includes any indebtedness for which the limited partner has full recourse liability and the limited partner's share of the Partnership's nonrecourse liabilities. The adjusted basis of a limited partner's Interests is decreased by the amount of Partnership losses allocated to the limited partner, the amount of any distributions made by the Partnership to the limited partner, and expenditures of the Partnership not deductible in computing its taxable income and not properly chargeable to a capital account. Reduction in a limited partner's share of recourse and nonrecourse liabilities is treated as a cash distribution.

The receipt of a cash distribution (including a deemed distribution attributable to a reduction in a limited partner's share of recourse and nonrecourse liabilities) from the Partnership by a limited partner will result in the recognition of gain if the distribution is in excess of the limited partner's adjusted basis for his Partnership Interests in the amount of such excess. A limited partner will recognize loss with respect to a cash distribution (including a deemed distribution attributable to a reduction in a limited partner's share of recourse and nonrecourse liabilities) only if the distribution is in connection with the complete liquidation of the limited partner's Interests and the cash distribution is less than the limited partner's adjusted basis in his Interests.

Provided that Units are held by a limited partner as capital assets within the meaning of Section 1221 of the Code, any capital gain or loss recognized by a limited partner in connection with cash distributions will be characterized as either short-term or long-term, depending upon how long the limited partner has held his Interests. A capital gain or loss will be long-term if the Interests have been held for longer than one (1) year. A limited partner's long-term or short-term capital gain or loss attributable to distributions from the Partnership will be combined with his net short-term capital gain or loss for the year to arrive at an overall (net) capital gain or loss. If a net short-term capital gain results, the overall gain will be taxable to a limited partner who is an individual at the same rates as ordinary income, with a maximum rate of 38.6% for the tax year ending December 31, 2002.
If a net long-term capital gain results, the overall gain will generally be taxable to a limited partner who is an individual at a maximum rate of 20% and to a corporate limited partner at a maximum rate of 35%. A net capital loss may be deducted on an individual or a married filing joint return only to the extent of any capital gains plus ordinary income of up to $3,000. (If a husband and wife file separate returns, the capital loss deduction is limited to $1,500 per return.) Non-corporate taxpayers may carry forward unused capital losses indefinitely and may use such losses to offset capital gains plus up to $3,000 ($1,500 in the case of a husband and wife filing separate returns) of ordinary income each year.

On August 29, 2002, the Partnership reduced the outstanding principal balance of the Note by approximately $1.28 million in connection with the transfer of the Note to DMLP. However, this reduction should not cause any limited partner to recognize gain because, following the reduction, the Partnership's outstanding debt with respect to the replacement property will be approximately equal to the debt owed at the time of the sale of The Meadows II, or $8.8 million.

Purchase of Note by DMLP Effect on Adjusted Basis of Limited
Partners in Partnership Interests; Gain Recognized by Limited
Partners

For purposes of determining a partner's adjusted basis in his partnership interest, a partner is allocated a nonrecourse liability in its entirety to the extent such partner bears the economic risk of loss for such partnership liability. Under the Regulations, a partner bears the economic risk of loss for a partnership liability to the extent that the partner or a related person makes (or acquires an interest in) a nonrecourse loan to the partnership. Among other relationships, a partnership is related to a partner if the partnership and the partner bear a relationship to each other in which such partner owns, directly or indirectly, more than 80 percent of the capital interest or profits interest in such partnership. The Regulations also provide an anti-abuse rule which provides that if a partnership liability is owed to a corporation, partnership or trust for the principal purpose of avoiding the application of the related party rules with respect to a partner (or a related party) who is an owner (shareholder, partner, or beneficial owner) of more than 20 percent of the corporation, partnership or trust, the partner or related party is treated as holding the other entity's interest as a creditor to the extent of the partner's or related person's ownership interest in the entity.

The Note was sold to DMLP on August 29, 2002.  Jeffrey Keierleber,
a Limited Partner, currently beneficially owns 79.9% of DMLP.   The
General Partner does not believe that transfer of the Note to DMLP will cause the entire liability under the Note to be allocated to Mr. Keierleber for purposes of determining a limited partner's adjusted basis. The related party rules generally do not apply provided Mr. Keierleber does not beneficially own more than 80 percent of DMLP (which he does not) unless the anti-abuse rule applies. The General Partner does not believe the anti-abuse rule is applicable to the sale of the Note to DMLP because there were substantial business reasons for the sale.

"At Risk" Rules

The Code limits the deductibility of losses by certain taxpayers (such as individuals and certain closely held corporations) from a given activity to the amount which the taxpayer is "at risk" in the activity. Losses which cannot be deducted by a limited partner because of the "at risk" rules may be carried over to subsequent years until such time as they are allowable.

A limited partner will initially be considered to be "at risk" to the extent of (1) the amount of money and the adjusted basis of other property contributed by the limited partner to the Partnership, (2) amounts borrowed by the limited partner for use in the Partnership except as described below, provided the limited partner is personally liable for the repayment of such borrowed amounts or has pledged property (other than property used in the activity) as security for the repayment of such borrowed amounts, and (3) the limited partner's share of any "qualified nonrecourse financing" which is secured by real property used in the activity. Loans from related parties are generally excluded from the definition of "qualified nonrecourse financing" unless the financing is provided by a related person that is actively and regularly engaged in the business of lending money and the financing is commercially reasonable and on substantially the same terms as loans involving unrelated persons. If a limited partner's at-risk amount is reduced below zero, losses previously allowed are recaptured to the extent zero exceeds the limited partner's at-risk amount. A limited partner's amount "at risk" is increased or decreased by the items which increase and decrease the limited partner's basis in the Partnership as described above. A limited partner is not considered to be "at risk" to the extent the limited partner is protected against loss through nonrecourse financing, guarantees, stop loss agreements, or similar agreements.

The General Partner believes there is a reasonable basis to assert that the limited partners will continue to be "at-risk" with respect to the outstanding balance on the Note. The financing was initially provided by a qualified person, namely TIAA and accordingly, the financing constitutes "qualified nonrecourse financing." The subsequent transfer of the Note by TIAA to DMLP is a transaction separate and apart from the financing. It is the sale of a note, not a refinancing. While the General Partner believes there is a reasonable basis for this position, there can be no assurances that the IRS may not be able to successfully assert that the Note no longer constitutes "qualified nonrecourse financing" following its sale to DMLP. If so, a limited partner would be required to recapture previously deducted losses to the extent that their "at-risk" amount is reduced below zero.
On August 29, 2002, the Partnership reduced the outstanding principal balance of the Note by approximately $1.28 million in connection with the transfer of the Note to DMLP. However, this reduction should not cause any limited partner to recognize gain because, following the reduction, the Partnership's outstanding debt with respect to the replacement property will be approximately equal to the debt owed at the time of the sale of The Meadows II, or $8.8 million.

State and Local Taxes

In addition to the federal income tax considerations described above, limited partners should consider potential state and local tax consequences of the transactions described herein. The extent to which a limited partner's allocable share of the income, gain and loss attributable to the transactions described herein will be taxable by any state or local government will depend on the limited partner's particular circumstances and is a matter that limited partners are urged to discuss with their own tax advisers.


REVOCATION OF THE AMENDMENTS ONCE ADOPTED

Under Section 14.1, amendments to the Partnership Agreement require the consent of the General Partner and limited partners. If the Proposed Amendments are adopted, such amendments could only be revoked with the consent of a majority of Interests and consent of the General Partner. The General Partner does not intend to consent to a revocation. Under such circumstances, in order to revoke the Proposed Amendments, the General Partner would have to be removed, which could be expensive and require the payment to the General Partner for its general partnership interest and would require compliance with the terms of the Partnership Agreement.

RECENT EVENTS

Mr. Keierleber Acquired Control of a Majority of the Outstanding
Partnership Interests

In May 2002, the Partnership and Mr. Keierleber conducted a tender offer for the purchase of up to 7,700 Interests, at a price of $895 per Interest. In the tender offer, the Partnership purchased 3,000 Interests and Mr. Keierleber purchased 2,809.097 Interests. A total of 671 limited partners tendered their Interests in the tender offer. Prior to the tender offer, Mr. Keierleber owned 24.4% of the outstanding Interests. After the tender offer, Mr. Keierleber purchased an additional 620.5 Interests at a price of $895 per Interest from 30 limited partners, thereby increasing his beneficial ownership to approximately 64.7% of the outstanding Interests. Consequently, Mr. Keierleber acquired sufficient Interests in the tender offer to control a majority of the outstanding Interests and is able to control the vote on matters for which the limited partners have voting rights.

Consequences of Mr. Keierleber Controlling a Majority of the
Outstanding Partnership Interests

Mr. Keierleber therefore has enough Interests to ratify the Approval and adopt the Proposed Amendments, and he intends to vote in favor of both. In the future, it is possible that Mr.
Keierleber may propose and adopt additional changes to the investment parameters of the Partnership.

SOLICITATION EXPENSES

The expenses of preparing, printing and mailing these proxy materials and the costs of soliciting Consents (which are estimated at $7,700, exclusive of any expenses associated with salaries or wages of officers who may participate in the solicitation efforts) will be paid by the Partnership. Consents are being solicited principally by mail, but Consents may also be solicited personally by telephone, telecopy, telegraph and similar means by the Partnership and employees of its affiliates. The Partnership may also reimburse brokerage firms and others for their expense in forwarding proxy solicitation materials to the beneficial owners of the Interests.

It is anticipated that any solicitation for this proposal will be undertaken by Mr. Jeffrey Keierleber and Mr. Michael G. Sweet, General Partner of Decade Companies and Partnership Manager of the Partnership, respectively. Jeffrey Keierleber is also the sole director and shareholder of Decade 80, Inc., a General Partner of Decade Companies. Both Mr. Keierleber and Mr. Sweet maintain offices at Decade Companies, N19 W24130 Riverwood Drive, Waukesha, WI 53188. It is not anticipated that any specially engaged employees, representatives, or other persons will be employed to solicit Consents. To date, the Partnership estimates that it has incurred $4,000 in costs and expenses in connection with this solicitation and preparing the Proxy Statement.

No participant in the solicitation has been convicted in a criminal proceeding.

The limited partners can help the Partnership avoid the additional expense of further solicitations by promptly returning the executed Consent. The enclosed addressed envelope requires no postage if mailed in the U.S. and is intended for your convenience.

LEGAL BASIS FOR THE PROPOSED AMENDMENTS

DCIP believes it can adopt the Proposed Amendments, under Wis. Stats. Chapter 179 and the DCIP Partnership Agreement. The Partnership Agreement permits amendments with the consent of the General Partner and holders of a majority of Interests and the General Partner desires the Approval.

INTERESTS OWNED BY CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table indicates the persons who (i), as of March 1, 2003, were known by the Partnership to be the beneficial owners of more than 5% of any Partnership Interests and (ii) affiliates of the General Partner and officers or key employees thereof. The following information is based on the Partnership's list of holders.


Title of Class  Name and Business
                Address of         Amount and Nature of  Percent
                Beneficial Owner   Beneficial Ownership of Class
Limited
Partnership
Interest       Mr. Jeffrey Keierleber(1)
               N19 W24130 Riverwood Drive
               #100
               Waukesha, WI 53188     6,639.067(2)        64.7%

Limited
Partnership
Interest       Mr. Michael Sweet(3)
               N19 W24130 Riverwood Drive
               #100
               Waukesha, WI 53188          8.05           0.08%

General
Partnership
Interest       Decade Companies (1)
               N19 W24130 Riverwood Drive
               #100
               Waukesha, WI 53188           0              0%

General
Partnership
Interest       Decade 80, Inc. (1)
               N19 W24130 Riverwood Drive
               #100
               Waukesha, WI 53188           0               0%

General
Partnership
Interest       Mr. Jeffrey Keierleber(1)
               N19 W24130 Riverwood Drive
               #100
               Waukesha, WI 53188           1             100%

     (1) The General Partner of Decade Companies Income Properties is Decade Companies, a Wisconsin general partnership. Mr.
Keierleber is a General Partner in Decade Companies along with Decade 80, Inc. Mr. Keierleber owns 100% of the outstanding shares of Decade 80, Inc.

     (2) Decade Properties, Inc. owns eight Interests that are included as beneficially owned by Mr. Keierleber. Mr. Keierleber owns 100% of the outstanding shares of Decade Properties, Inc.

     (3) Mr. Sweet is an officer of Decade 80, Inc. and serves as the Partnership Manager of the Partnership.

DELIVERY OF DOCUMENTS TO LIMITED PARTNERS SHARING AN ADDRESS

Only one Proxy Statement is being delivered to two or more limited partners who share an address, unless the Partnership has received contrary instructions from one or more of the limited partners.

The Partnership will undertake to deliver promptly upon written or oral request a separate copy of the Proxy Statement to a limited partner at a shared address to which a single copy of the Proxy Statement was delivered. If a limited partner wishes to receive a separate copy of the Proxy Statement, such limited partner should notify the Partnership by mail at N19 W24130 Riverwood Drive, Suite 100, Waukesha, WI 53188, or by telephone at 262-522-8990.

               DECADE COMPANIES INCOME PROPERTIES

                            CONSENT

             THIS CONSENT IS SOLICITED ON BEHALF OF
               DECADE COMPANIES INCOME PROPERTIES

     The undersigned hereby appoints Michael G. Sweet and Jeffrey Keierleber with the power to act alone and with full power of substitution and revocation to represent and vote, as specified below, all Interests which the undersigned is entitled to vote.

     The Interests represented by the Consent will be voted concerning the adoption of the Approval and Proposed Amendments as indicated below. The undersigned hereby acknowledges receipt of the Proxy Statement.

     1. Approval: To approve the General Partner's investment of Partnership funds in Decade Mortgage Loan Partners, LLC and related actions.

         For               Abstain           Against
         [   ]             [   ]              [   ]

     2. Proposed Amendments: To adopt the Proposed Amendments to Sections 3.49, 7.2, 7.3 and 7.4 of the Partnership Agreement
     as described in the Proxy Statement.
         For               Abstain           Against
         [   ]             [   ]              [   ]

THE PARTNERSHIP RECOMMENDS THAT YOU VOTE FOR THE APPROVAL AND
PROPOSED AMENDMENTS.

                    [Name of Owner and Number of Interests Owned]


Date _______________          ______________________________
                              *Signature


Date _______________          ______________________________
                              *Signature (if jointly held)

Please check a box and sign, date and return this Consent to:

          Decade Companies Income Properties A Limited Partnership N19 W24130 Riverwood Drive, Suite 100
          Waukesha, WI  53188

     *Please sign as name appears herein. Joint owners should each sign. When signing as attorney, executor, administrator, trustee or guardian, please give full title as such and sign. If a corporation, please sign in full corporate name by authorized officer. If a partnership, please sign in partnership name by authorized person.